Exhibit 99.1

A. H. Belo Corporation Announces

First Quarter 2017 Financial Results

•      Digital and marketing services revenue grew 12.4 percent in 2017 compared to 2016, primarily from DMV, which grew $2.1 million, or 66.8 percent

•      Digital and marketing services revenue represented  36.8 percent of 2017 total advertising and marketing services revenue compared to 32.7 percent in 2016

•      Total advertising and marketing services revenue of $35.2 million in 2017 was flat compared to 2016

•      Acquired the remaining interests in DMV Digital Holdings Company and Your Speakeasy, LLC

DALLAS - A. H. Belo Corporation (NYSE: AHC) today reported first quarter 2017 net loss attributable to A. H. Belo Corporation (the “Company”) of $(4.4) million,  or $(0.21) per share. In the first quarter of 2016, the Company reported net loss attributable to A. H. Belo Corporation of $(0.6) million, or $(0.03) per share.

In the first quarter of 2017, on a non-GAAP basis, the Company reported operating loss excluding certain items (“adjusted operating income (loss)”)  of $(0.8) million,  a decrease of $2.7 million,  or 145.8 percent,  when compared to adjusted operating income of $1.8 million reported in the first quarter of 2016.

Jim Moroney, chairman, president and Chief Executive Officer, said, “As I mentioned during the 2016 earnings calls, we continue to work to decrease our dependency on print related revenues. To that end, in the first quarter of 2017 we purchased the remaining interests in both DMV and Speakeasy. As you heard me say repeatedly last year, the growth in these companies, and their ability to provide ROI-based marketing solutions to our customers, has been exceptional. With the remaining acquisition of these companies now complete, we can resume looking for investments which complement our current suite of marketing services and improve our ability to earn our customers a return on their marketing investment with our company.

“Digital and marketing services grew 12.4 percent in 2017 compared to 2016, driven

A. H. Belo Corporation Announces First Quarter 2017 Financial Results

May 3, 2017

primarily by revenue growth from DMV, which grew $2.1 million, or 66.8 percent, on top of revenue growth of 65.6 percent in the first quarter of 2016. Our digital and marketing services revenue now represents 36.8 percent of our total advertising and marketing services revenue, compared to 32.7 percent in 2016 and 26.8 percent in the fourth quarter of 2015, which was the first time we reported this metric.

“We are making the steady progress that we expect from the consistent execution of our revenue diversification strategy.”

First Quarter Results from Continuing Operations

Total revenue was $60.9 million in the first quarter of 2017,  a decrease of $1.6 million, or 2.5 percent,  when compared to the first quarter of 2016.

Revenue from advertising and marketing services, including print and digital revenues, was $35.2 million in the  first quarter of 2017,  flat when compared to the first quarter of 2016. Within advertising and marketing services, total digital and marketing services revenue, which includes digital advertising revenue in the Company’s publishing segment, increased 12.4 percent to $13.0 million primarily due to organic growth associated with DMV. DMV revenue increased $2.1 million, or 66.8 percent, compared to the first quarter of 2016, which was 65.6 percent over the first quarter of 2015. For the first quarter of 2017, total digital and marketing services revenue was 36.8 percent of total advertising and marketing services revenue, reflecting a 410 basis point increase when compared to the 32.7 percent reported in the first quarter of 2016. Total digital advertising and marketing services revenue was approximately 21.3 percent of total revenue, reflecting a 280 basis point increase when compared to the 18.5 percent reported in the first quarter of 2016.

Circulation revenue was $19.2 million, a decrease of $1.2 million, or 5.8 percent.  The

A. H. Belo Corporation Announces First Quarter 2017 Financial Results

May 3, 2017

decline was primarily due to a decrease in home delivery volume. Single copy revenue remained relatively flat to prior year, driven by a decrease in single copy volume that was offset by an increase in the daily single copy rate.

Printing, distribution and other revenue decreased $0.4 million, or 5.3 percent,  in the first quarter of 2017, primarily due to a decrease of $0.2 million related to distribution of outside publications and a $0.1 million decrease in commercial printing revenue.

Total consolidated operating expense in the first quarter was $65.0 million, an increase of $0.8 million, or 1.2 percent, compared to the first quarter of 2016, primarily due to an increase of $0.9 million in employee compensation and benefits expense driven by DMV headcount growth.

In the first quarter of 2017, on a non-GAAP basis, total consolidated operating expense excluding certain items (“adjusted operating expense”) was  $61.7 million, an increase of $1.1 million, or 1.8 percent, compared to $60.7 million of adjusted operating expense reported in the first quarter of 2016, primarily due to an increase in DMV’s revenue related expenses.

The Company’s newsprint expense in the first quarter of 2017 was $3.1 million, a decrease of 4.4 percent, compared to the first quarter of 2016. Newsprint consumption declined 11.4 percent to 5,835 metric tons. Compared to the first quarter of 2016, newsprint cost per metric ton increased 11.9 percent and the average purchase price per metric ton for newsprint increased 10.5 percent.

A. H. Belo Corporation Announces First Quarter 2017 Financial Results

May 3, 2017

Non-GAAP Financial Measures

A reconciliation of operating loss to adjusted operating income (loss)  and of total operating costs and expense to adjusted operating expense is included in the exhibits to this release.

A. H. Belo Corporation Announces First Quarter 2017 Financial Results

May 3, 2017

Financial Results Conference Call

A. H. Belo Corporation will conduct a conference call on Wednesday,  May 3, 2017, at 9:00 a.m. CDT to discuss financial results. The conference call will be available via webcast by accessing the Company’s website at www.ahbelo.com/invest. An archive of the webcast will be available at www.ahbelo.com in the Investor Relations section.

To access the listen-only conference call, dial 1-877-209-9920 (USA) or 612-332-0802 (International). A replay line will be available at 1-800-475-6701 (USA) or 320-365-3844 (International) from 11:00 a.m. CDT on May  3, 2017 until 11:59 p.m. CDT on May  10, 2017. The access code for the replay is 421913.

A. H. Belo Corporation Announces First Quarter 2017 Financial Results

May 3, 2017

About A. H. Belo Corporation

A. H. Belo Corporation is a leading local news and information publishing company with commercial printing, distribution and direct mail capabilities, as well as expertise in emerging media and digital marketing. With a continued focus on extending the Company’s media platform, A. H. Belo Corporation delivers news and information in innovative ways to a broad spectrum of audiences with diverse interests and lifestyles. For additional information, visit www.ahbelo.com or email invest@ahbelo.com.

Statements in this communication concerning A. H. Belo Corporation’s business outlook or future economic performance, anticipated profitability, revenues, expenses, dividends, capital expenditures, investments, dispositions, impairments, business initiatives, acquisitions, pension plan contributions and obligations, real estate sales, working capital, future financings and other financial and non-financial items that are not historical facts, are “forward-looking statements” as the term is defined under applicable federal securities laws. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those statements. Such risks, trends and uncertainties are, in most instances, beyond the Company’s control, and include changes in advertising demand and other economic conditions; consumers’ tastes; newsprint prices; program costs; labor relations; technology obsolescence; as well as other risks described in the Company’s Annual Report on Form 10-K and in the Company’s other public disclosures and filings with the Securities and Exchange Commission. Forward-looking statements, which are as of the date of this filing, are not updated to reflect events or circumstances after the date of the statement.

A. H. Belo Corporation and Subsidiaries

Consolidated Statements of Operations

	Three Months Ended March 31,
In thousands, except share and per share amounts (unaudited)	2017	2016
Net Operating Revenue:
Advertising and marketing services	$35,204	$35,237
Circulation	19,166	20,352
Printing, distribution and other	6,531	6,894
Total net operating revenue	60,901	62,483
Operating Costs and Expense:
Employee compensation and benefits	27,875	27,017
Other production, distribution and operating costs	28,326	28,331
Newsprint, ink and other supplies	5,901	6,058
Depreciation	2,506	2,632
Amortization	200	226
Goodwill impairment	228	—
Total operating costs and expense	65,036	64,264
Operating loss	(4,135)	(1,781)
Other income (expense), net	(337)	79
Loss from Continuing Operations Before Income Taxes	(4,472)	(1,702)
Income tax benefit	(42)	(1,109)
Net Loss	(4,430)	(593)
Net income attributable to noncontrolling interests	—	39
Net Loss Attributable to A. H. Belo Corporation	$(4,430)	$(632)

Per Share Basis
Net loss attributable to A. H. Belo Corporation
Basic and diluted	$(0.21)	$(0.03)
Number of common shares used in the per share calculation:
Basic and diluted	21,690,371	21,514,133

A. H. Belo Corporation and Subsidiaries

Consolidated Balance Sheets

	March 31,	December 31,
In thousands (unaudited)	2017	2016
Assets
Current assets:
Cash and cash equivalents	$69,205	$80,071
Accounts receivable, net	25,524	29,114
Other current assets	14,768	12,939
Total current assets	109,497	122,124
Property, plant and equipment, net	41,582	43,759
Intangible assets, net	4,672	4,872
Goodwill	13,973	14,201
Other assets	7,908	7,775
Total assets	$177,632	$192,731
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$11,550	$9,036
Accrued compensation and other current liabilities	11,568	14,975
Advance subscription payments	13,791	13,243
Total current liabilities	36,909	37,254
Long-term pension liabilities	53,916	54,843
Other liabilities	10,104	8,812
Total liabilities	100,929	100,909
Noncontrolling interest - redeemable	—	2,670
Total shareholders’ equity attributable to A. H. Belo Corporation	76,703	87,918
Noncontrolling interests	—	1,234
Total shareholders' equity	76,703	89,152
Total liabilities and shareholders’ equity	$177,632	$192,731

A. H. Belo Corporation - Non-GAAP Financial Measures

Reconciliation of Operating Loss to Adjusted Operating Income (Loss)

	Three Months Ended March 31,
In thousands (unaudited)	2017	2016
Total net operating revenue	$60,901	$62,483
Total operating costs and expense	65,036	64,264
Operating Loss	$(4,135)	$(1,781)

Total operating costs and expense	$65,036	$64,264
Less:
Depreciation	2,506	2,632
Amortization	200	226
Severance expense	367	742
Goodwill impairment	228	—
Adjusted Operating Expense	$61,735	$60,664

Total net operating revenue	$60,901	$62,483
Adjusted operating expense	61,735	60,664
Adjusted Operating Income (Loss)	$(834)	$1,819

The Company calculates adjusted operating income (loss) by adjusting operating loss to exclude depreciation,  amortization, severance expense,  pension plan settlement loss and goodwill impairment (“adjusted operating income (loss)”). The Company believes that inclusion of certain noncash expenses and other items in the results makes for more difficult comparisons between years and with peer group companies.

Adjusted operating income (loss) is not a measure of financial performance under generally accepted accounting principles (“GAAP”). Management uses adjusted operating income (loss) and similar measures in internal analyses as supplemental measures of the Company’s financial performance, and for performance comparisons against its peer group of companies. Management uses this non-GAAP financial measure for the purposes of evaluating consolidated Company performance. The Company therefore believes that the non-GAAP measure presented provides useful information to investors by allowing them to view the Company’s business through the eyes of management and the Board of Directors, facilitating comparison of results across historical periods and providing a focus on the underlying ongoing operating performance of its business. Adjusted operating income  (loss) should not be considered in isolation or as a substitute for net loss from continuing operations, cash flows provided by (used for) operating activities or other comparable measures prepared in accordance with GAAP. Additionally, this non-GAAP measure may not be comparable to similarly-titled measures of other companies.